Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
BIOGEN INC.
_____________________________________________
Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
_____________________________________________
Biogen Inc. (hereinafter referred to as the “Corporation”), a corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:
FIRST: That at a meeting of the Board of Directors of the Corporation on April 7, 2021, resolutions were duly adopted setting forth a proposed amendment to Article XII of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders. As amended pursuant to such resolutions, Article XII of the Certificate of Incorporation shall be as follows:
ARTICLE XII
(a)    Exclusive Forum. Unless the Board of Directors or one of its committees otherwise consents to the selection of an alternate forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action brought on behalf of the Corporation and (ii) any direct action brought by a stockholder against the Corporation or any of its directors or officers alleging a violation of the Delaware General Corporation Law, the corporation’s certificate of incorporation or bylaws or breach of fiduciary duties or other violation of Delaware decisional law relating to the internal affairs of the corporation; in each case excluding actions in which the Court of Chancery of the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts and can be subject to the jurisdiction of another court within the United States.
(b)    Federal Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this provision.
SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.
THIRD: The effective date of the amendment shall be June 8, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name this 8th day of June, 2021.

BIOGEN INC.
                        By: /s/ Susan Alexander
Name: Susan Alexander
Title: Corporate Secretary
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